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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


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                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1 )1


                              READ-RITE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    755246105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   12/31/2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X|      Rule 13d-1(b)

         |_|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)



------------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-------------------------- ------------------------ ----------------------------
    CUSIP No. 755246105              13G                   Page 2 of 8 Pages
-------------------------- ------------------------ ----------------------------

--------------------------------------------------------------------------------
        1. NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                               The TCW Group, Inc.
--------------------------------------------------------------------------------
        2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |X|
--------------------------------------------------------------------------------
        3. SEC USE ONLY

--------------------------------------------------------------------------------
        4. CITIZENSHIP OR PLACE OF ORGANIZATION

                               Nevada Corporation
--------------------------------------------------------------------------------
           NUMBER OF             5.         SOLE VOTING POWER
             SHARES                                                          -0-
          BENEFICIALLY           -----------------------------------------------
            OWNED BY             6.         SHARED VOTING POWER
              EACH                                                    6,434,739
           REPORTING             -----------------------------------------------
             PERSON              7.         SOLE DISPOSITIVE POWER
              WITH                                                           -0-
                                 -----------------------------------------------
                                 8.         SHARED DISPOSITIVE POWER
                                                                       6,434,739
--------------------------------------------------------------------------------
        9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       6,434,739
--------------------------------------------------------------------------------
       10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
                                                                            |_|
--------------------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           10.4% (see response to Item 4)
--------------------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*
                                    HC/CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT


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-------------------------- ------------------------ ----------------------------
    CUSIP No. 755246105              13G                   Page 3 of 8 Pages
-------------------------- ------------------------ ----------------------------

--------------------------------------------------------------------------------
        1. NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                            Robert Day
--------------------------------------------------------------------------------
        2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |X|
--------------------------------------------------------------------------------
        3. SEC USE ONLY

--------------------------------------------------------------------------------
        4. CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States Citizen
--------------------------------------------------------------------------------
           NUMBER OF             5.         SOLE VOTING POWER
             SHARES                                                         -0-
          BENEFICIALLY           -----------------------------------------------
            OWNED BY             6.         SHARED VOTING POWER
              EACH                                                    6,434,739
           REPORTING             -----------------------------------------------
             PERSON              7.         SOLE DISPOSITIVE POWER
              WITH                                                           -0-
                                 -----------------------------------------------
                                 8.         SHARED DISPOSITIVE POWER
                                                                       6,434,739
--------------------------------------------------------------------------------
        9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       6,434,739
--------------------------------------------------------------------------------
       10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
                                                                            |_|
--------------------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           10.4% (see response to Item 4)
--------------------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*
                                    HC/IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                           Page 4 of 8 Pages


Item 1(a).          Name of Issuer:

                    Read-Rite Corporation

Item 1(b).          Address of Issuer's Principal Executive Offices:

                    345 Los Coches Street
                    Milpitas, CA 95035

Item 2(a).          Name of Persons Filing:
Item 2(b).          Address of Principal Business Office, or if None, Residence:
Item 2(c).          Citizenship:

                    The TCW Group, Inc.
                    865 South Figueroa Street
                    Los Angeles, CA 90017
                    (Nevada Corporation)

                    Robert Day
                    865 South Figueroa Street
                    Los Angeles, CA 90017
                    (United States Citizen)

Item 2(d).          Title of Class of Securities:

                    Common Stock

Item 2(e).          CUSIP Number:

                    755246105

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                                                           Page 5 of 8 Pages

Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)   |_|     Broker or dealer registered under Section 15 of the
                       Exchange Act (15 U.S.C. 78o).
         (b)   |_|     Bank as defined in Section 3(a)(6) of the Act
                       (15 U.S.C. 78c).
         (c)   |_|     Insurance company as defined in Section 3(a)(19) of the
                          Exchange Act (15 U.S.C. 78c).
         (d)   |_|     Investment company registered under Section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8).
         (e)   |_|     An investment adviser in accordance with Section
                       240.13d-1(b)(1)(ii)(E).
         (f)   |_|     An employee benefit plan or endowment fund in accordance
                       with Section 240.13d-1(b)(1)(ii)(F).
         (g)   |X|     A parent holding company or control person in accordance
                       with Section 240.13d-1(b)(1)(ii)(G).

                                  (SEE Item 7)
                               The TCW Group, Inc.
                              Robert Day (individual who may be deemed to
                                     control The TCW Group, Inc. and other
                                     entities which hold the Common Stock of
                                     the issuer)

         (h)   |_|     A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i)   |_|     A church plan that is excluded from the definition of
                       an investment company under Section 3(c)(14) of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)   |_|     Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).
         If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

                                                           Page 6 of 8 Pages

Item 4. Ownership **

        THE TCW GROUP, INC.
        (a)   Amount beneficially owned: 6,434,739
        (b)   Percent of class: 10.4%
        (c)   Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote: none.
              (ii)  Shared power to vote or to direct the vote: 6,434,739
              (iii) Sole power to dispose or to direct the disposition of: none.
              (iv)  Shared power to dispose or to direct the disposition of:
                    6,434,739

        ROBERT DAY ***
        (a)   Amount beneficially owned: 6,434,739
        (b)   Percent of class: 10.4%
        (c)   Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote: none.
              (ii)  Shared power to vote or to direct the vote: 6,434,739
              (iii) Sole power to dispose or direct the disposition of: none.
              (iv)  Shared power to dispose or to direct the disposition of:
                    6,434,739




------------------------

** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this
         Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this
         Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

***      Shares reported for Robert Day include shares reported for The TCW
         Group, Inc.

                                                           Page 7 of 8 Pages

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
         |_|.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Various persons other than as described in Item 4 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Read-Rite Corporation.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         See Exhibit A.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.  See Exhibits A and B.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                                           Page 8 of 8 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 8th day of January, 2001.


                                               The TCW Group, Inc.

                                           By: /s/ LINDA D. BARKER
                                               --------------------------------
                                               Linda D. Barker
                                               Authorized Signatory







                                               Robert Day

                                           By: /s/ LINDA D. BARKER
                                               --------------------------------
                                               Linda D. Barker Under Power of
                                               Attorney dated November 6, 2000,
                                               on file with Schedule 13G for
                                               Retek, Inc. dated
                                               November 8, 2000.